SUPPLY AND DISTRIBUTION AGREEMENT



	       THIS AGREEMENT, made this 30th day of December, 1994, by

and between Possis Medical Inc., a corporation organized and validly existing under the laws of the State of Minnesota, having its principal place of business at 2905 Northwest Boulevard, Minneapolis, Minnesota 55441-2644

(hereinafter referred to as "POSSIS") and Bard Vascular Systems Division,

C.R. Bard, Inc., a corporation organized and validly existing under the laws of the State of New Jersey, having offices at 129 Concord Road, Billerica,

Massachusetts 01821 (hereinafter referred to as "BARD").

				WITNESSETH:

     WHEREAS, POSSIS manufactures and sells certain synthetic A-V Access

Grafts and desires to manufacture and sell such grafts to BARD for resale and distribution; and WHEREAS, POSSIS is desirous of granting to BARD and BARD is desirous of accepting from POSSIS the exclusive worldwide rights to market,

sell and distribute the PRODUCTS (as hereinafter defined), subject to the terms and conditions set forth in this Agreement; and

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     WHEREAS, POSSIS hereby represents and warrants to BARD that it is the sole owner, or licensee, of the entire right, title and interest in and to the PRODUCTS, as such terms are hereinafter defined; and

     WHEREAS, POSSIS hereby represents and warrants to BARD that it has not previously granted, nor shall it exercise or grant to any third party during the term of this Agreement, any right to manufacture, have manufactured, use or sell any of the PRODUCTS, as hereinafter defined, except as otherwise specifically authorized by this Agreement; and

     WHEREAS, subject to the terms and conditions hereof, POSSIS, as a material inducement to BARD's execution of this Agreement is desirous of granting to BARD a current license to manufacture, have manufactured, use and sell PRODUCTS, which right BARD will withhold until the happening of any of the events referred to in Paragraph 10.01 hereof.

     NOW THEREFORE, in consideration of the above premises and of the mutual agreements and undertakings hereinafter set forth, POSSIS and BARD hereby agree as follows:

I.   DEFINITIONS

     1.01      EFFECTIVE DATE - shall mean the date and year first above

written.

     1.02      PRODUCTS -  shall mean and include:

  (i) the synthetic A-V Access Grafts I (PRODUCT I) and II (PRODUCT II),

individually and collectively:  more particularly described in Schedule A,

which is attached hereto and incorporated by reference herein, and (ii) any

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IMPROVEMENTS to the PRODUCTS accepted by BARD in accordance with the provisions of Paragraph 2.03 hereof.

     1.03      IMPROVEMENTS - shall mean and include, individually and

collectively, any modification, enhancement and/or improvement to the PRODUCTS,

which prior to the EFFECTIVE DATE or during the term of this Agreement, is conceived, developed, reduced to practice and/or acquired by POSSIS or any

AFFILIATE of POSSIS, alone or jointly with a third party, provided that the manufacture of the same embodies or employs any of the PROPRIETARY RIGHTS covering PRODUCTS.

     1.04      PROPRIETARY RIGHTS - shall mean and include U.S. Patent

Application No. 07/787,227:  Silicone-Dacron Composite Vascular Graft.

     1.05      AFFILIATE - shall mean, with respect to each party hereto, any person or entity, which controls, is controlled by, or is under common control with such party.

     1.06      ACT - shall mean the United States Food, Drug & Cosmetic Act of

1938, as amended, including all regulations promulgated pursuant thereto.

     1.07      FDA - shall mean the United States Food and Drug Administration.

     1.08      510(k) - shall mean 510(k) premarket notification as defined in the ACT.

     1.09      PMA - shall mean premarket approval as defined in the Act.

     1.10      RESTRICTED INFORMATION - shall mean any information

of a confidential nature as to which POSSIS or a POSSIS AFFILIATE,

on the one hand, or BARD or a BARD AFFILIATE, on the other hand, as the disclosing party, has developed or acquired, or during the term of this Agreement, develops or acquires any interest, including,

but not limited to, all discoveries, inventions, improvements and ideas relating to any process, formulae, machine, device,

manufacture, composition of matter, plan or design, whether

patentable or not, or relating to the conduct of the business by either of them, which, prior to the date hereof, or during the term of this Agreement, was or is divulged to or otherwise obtained by the other party.  Notwithstanding the foregoing, the term

RESTRICTED INFORMATION shall not include any information:  (i)

which has been published or otherwise becomes a matter of public knowledge by any means other than the receiving party's default in the observance or performance of any term or provision of Section

11.01 on its part to be observed and performed, or (ii) which was known to the receiving party at the time of such disclosure, as evidenced by its business records maintained in the ordinary course of business, or (iii) which is, at any time, disclosed to the receiving party by any person or entity not a party hereto whom the receiving party believes, after reasonable inquiry, has the right to disclose the same, or (iv) which is developed by an employee of the receiving party who is shown, by competent proof, not to have been privy to the disclosure, or (v) which is disclosed verbally,

except where the disclosing party reduces such verbal disclosure to writing, marks the same as confidential or proprietary and furnishes the recipient of the verbal disclosure with the written reduction of the verbal disclosure within thirty (30) days of the verbal disclosure, or (vi) is independently developed by an

employee of the receiving party; provided as to the exceptions described in subparagraphs (ii), (iv) and (vi) of this Paragraph

1.10, the receiving party provides prompt notice of such claimed exception to the disclosing party and, as soon as practicable thereafter, provides proof thereof to the disclosing party by documentary or physical evidence.

     1.11      SPECIFICATIONS - shall mean and include,

individually and collectively, the raw material, manufacturing,

packaging, directions for use ("DFU"), quality assurance and finished product specifications and protocols as set forth on

Schedule A, which is attached hereto and incorporated by reference herein, and as set forth in the Device Master Record as may be amended or supplemented by POSSIS with the consent of BARD, which consent shall not be unreasonably withheld, and in accordance with the terms and conditions of the Agreement.

     1.12      COMMERCIALIZE OR COMMERCIALIZATION - shall mean the

commencement of any sale of the PRODUCTS to one or more third parties, other than for use in clinical studies of the PRODUCTS conducted in the United States pursuant to an approved

Investigational Device Exemption.

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

     1.13      DISTRIBUTORS - Schedule B, which is attached hereto

and incorporated by reference herein, contains a true and complete list of all distributors, brokers, agents and other persons or entities through whom POSSIS has sold and/or marketed PRODUCTS and for whom Agreements are in full force and effect.

II.  GRANT

     2.01      POSSIS hereby grants to BARD and BARD hereby accepts

from POSSIS, on and subject to the terms and conditions hereinafter set forth, the exclusive worldwide rights to market, sell and distribute the PRODUCTS.

     2.02      POSSIS and BARD expressly agree that the grant set

forth in Paragraph 2.01 shall be deemed to include a grant to BARD of the right to sell directly, through any AFFILIATE of BARD,

through distributors of BARD and/or through distributors of any of

BARD's AFFILIATES.

     2.03      IMPROVEMENTS - POSSIS and BARD agree that

development of IMPROVEMENTS to the PRODUCTS may be beneficial to both POSSIS and BARD.  BARD may accept any IMPROVEMENTS under the following terms and conditions:

	  (a)  POSSIS shall give BARD ninety (90)

	  days advance written notice of any proposed

	  IMPROVEMENT, specifying the proposed

	  IMPROVEMENT in reasonable detail and the

	  reasonable costs of research, development,

	  regulatory approval and additional

	  manufacturing start-up and tooling-up costs,

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	  incurred and projected in order to

	  COMMERCIALIZE said IMPROVEMENT

	  ("COMMERCIALIZATION COSTS"), and shall provide

	  to BARD, during such ninety (90) day period,

	  such further information and data as it may

	  reasonably request as to the proposed

	  IMPROVEMENT and its actual and projected

	  COMMERCIALIZATION COSTS.

	  (b)  BARD may accept the subject IMPROVEMENT

	  by giving written notice of such election to

	  POSSIS  within said ninety (90) day period and

	  agreeing to pay to POSSIS fifty (50%) percent

	  of said COMMERCIALIZATION COSTS to be incurred

	  by POSSIS, and thereafter paying fifty (50%)

	  percent of the actual subsequent

	  COMMERCIALIZATION COSTS as incurred, whether

	  more or less than projected under subparagraph

	  (a) of this Paragraph 2.03, and within thirty

	  (30) days of receipt of POSSIS' invoice

	  therefor.

	  (c)  In the event BARD elects not to accept

	  the subject IMPROVEMENT, BARD shall have no

	  rights to the subject IMPROVEMENT.

	     "Confidential material omitted and filed separately with
	      the Securities and Exchange Commission."
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	      (e)  In the event BARD accepts the subject

	  IMPROVEMENT, it shall have the right to review

	  and audit, at its expense, and on a reasonable

	  basis all COMMERCIALIZATION COSTS.

	  2.04      POSSIS agrees that upon termination or

expiration of rights currently held by each Distributor listed in

Schedule B herein, POSSIS shall grant to BARD the exclusive right to market, sell and distribute the PRODUCTS in the territory previously subject to the rights of such Distributor.

III.      PAYMENTS

     3.01      BARD shall make the following payments to POSSIS

within ten (10) days of the dates of the milestones set forth below:
	       MILESTONE                          PAYMENT
     (a)  Execution of Supply and                 $250,000
	  Distribution Agreement

     (b)  COMMERCIALIZE PRODUCT II in at          $250,000
	  least two (2) of the target
	  European counties below;
	  provided it meets the
	  SPECIFICATIONS. Targets:
	  United Kingdom, France,
	  Spain, Germany and Italy

     (c)  Receive FDA concurrence that either     $500,000
	  PRODUCT I or PRODUCT II can receive
	  market clearance by means of a 510 (k);
	  or a Pre-Market Approval application
	  is accepted for filing by the FDA

     (d)  Receive PMA or 510 (k) approval         $750,000
	  letter from FDA for PRODUCT II

     (e)  Commercialize PRODUCT II in U.S.A.      $750,000

						$2,500,000

     3.02      In the event POSSIS receives 510 (k) approval of

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PRODUCT I or II on or before the Milestone dates set forth below,

then the corresponding payment shall be made to POSSIS within ten

(10) business days of the date on which BARD receives notice thereof:

		    MILESTONE                     PAYMENT

	       Received by June 30, 1995,         $500,000
		      OR IF                          OR
	       Received by December 31, 1995      $250,000

IV.  REPRESENTATIONS AND WARRANTIES

     4.01      In addition to the representations and warranties

set forth in the recitals hereinabove, which shall have the same effect as if set forth herein, POSSIS hereby represents and

warrants to BARD:

     (i)  that POSSIS is the sole and exclusive owner of all

     right, title and interest in and to, or has the sole

     right to sublicense the PROPRIETARY RIGHTS, and

     (ii)  that, on the EFFECTIVE DATE, POSSIS is not a party

     to any lawsuit, nor is there any outstanding claim

     against POSSIS, alleging that the use of the PROPRIETARY

     RIGHTS or the manufacture, use or sale of PRODUCTS

     infringes on the proprietary right(s) of any third party,

     and

     (iii)  that, except for the agreements listed on Schedule

     B, POSSIS is not currently a party to any agreement or

     understanding, oral or written, which would, in any

     manner, be inconsistent with the rights herein granted to

     BARD and shall not enter into any agreement or

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     understanding, oral or written, during the term of this

     Agreement, nor, during the term of this Agreement,

     directly or indirectly engage in any activity which

     would, in any manner, be inconsistent or conflict with

     the rights herein granted to BARD except as specifically

     authorized herein, and

     (iv)  that POSSIS is a corporation organized, validly

     existing and in corporate good standing under the laws of

     the State of Minnesota, has all requisite corporate power

     and authority to own and operate its property and carry

     on its business as now being conducted and is not

     required to qualify to do business in any jurisdiction,

     and

     (v)  that the execution and delivery of this Agreement

     has been duly and validly authorized by all necessary

     corporate action on the part of POSSIS and that (assuming

     valid execution by BARD) this Agreement is a valid and

     binding obligation of POSSIS enforceable against it.

     4.02      In addition to the representations and warranties

set forth in the recitals hereinabove, which shall have the same effect as if set forth herein, BARD hereby represents and warrants to POSSIS:

     (i)  that BARD is not currently a party to any agreement

     or understanding, oral or written, which would, in any

     manner, be inconsistent with the rights herein granted

     and shall not enter into any agreement or understanding,

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     oral or written, during the term of this Agreement, nor

     during the term of this Agreement, directly or indirectly

     engage in any activity which would, in any manner be

     inconsistent or conflict with the terms and provisions of

     this Agreement; and

     (ii)  that BARD is a corporation organized, validly

     existing and in good standing under the laws of the State

     of New Jersey, has all requisite corporate power and

     authority to own and operate its property and to carry on

     its business as now being conducted and is duly qualified

     in good standing to do business in any of those

     jurisdictions where it is required to be qualified; and

     (iii)  that the execution and delivery of this Agreement

     by BARD has been duly and validly authorized by all

     necessary corporate action on the part of BARD and that

     (assuming valid execution by POSSIS) this Agreement is a

     valid and binding obligation of BARD enforceable against

     it.
V. REGULATORY MATTERS

     5.01      Establishment Registration/Inspections

     POSSIS hereby represents to BARD that it shall, at its sole cost and expense, timely register with the FDA, in accordance with the ACT, any establishment in which it intends to manufacture or have manufactured any of the PRODUCTS to be manufactured pursuant to the provisions of this Agreement.  Further, POSSIS hereby represents that it shall, at its expense, maintain any and all

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establishment registration(s) during the term of this Agreement.

Additionally, POSSIS hereby agrees to permit the FDA (without a search warrant) and BARD or BARD's designee to inspect each such establishment for purposes of verifying POSSIS' compliance with the

ACT and for purposes of verifying that PRODUCTS being manufactured by POSSIS for sale to BARD hereunder are being manufactured in strict accordance with the applicable SPECIFICATIONS, Good

Manufacturing Practices as defined in the ACT  and any other requirements hereof.  Any such inspection by BARD shall be

conducted upon reasonable advance notice to POSSIS during POSSIS'

normal business hours.

     5.02      PMA or 510(k) Submissions.  At its sole cost and

expense, POSSIS hereby covenants to use its best efforts to prepare or have prepared, all PMA or 510(k) submissions necessary and to obtain all necessary approvals or concurrences required by the Act.

The parties agree that as between POSSIS and BARD, BARD will have reasonably input into the form and content of any such PMA or

510(k) as well as any supplement(s) relating thereto.

     5.03      POSSIS hereby covenants, after reasonable input from

BARD, to implement a failure investigation mode that is reasonably satisfactory to BARD and to establish a formal Complaint System as required under the ACT including without limitation the time requirements set forth in the Medical Device Reporting regulations.

Further, POSSIS agrees to assist BARD in analyzing and responding to complaints.  POSSIS also agrees to make all such records readily accessible to BARD.

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

VI.  PATENT MATTERS

     6.01      In the event POSSIS or BARD knows or has reason to

believe that any patent included in PROPRIETARY RIGHTS is being infringed, either directly, contributorily or by inducement, by any third party which is not a licensee under PROPRIETARY RIGHTS, the party possessing such knowledge or belief shall promptly notify the other and shall include in its notice all facts in its possession on which such knowledge or belief is based.  POSSIS shall be obligated to attempt to stop any such infringement and shall take timely measures, including prosecution of a law suit, if necessary,

to terminate such infringement, at its sole cost and expense.

POSSIS and BARD hereby agree that all recoveries and awards that may be obtained as a result of any such infringement action brought by POSSIS, including any settlement thereof, shall belong solely to

POSSIS.  In the event POSSIS brings such suit, BARD hereby agrees to be named as a nominal party to such suit, provided, however,

that any expenses incurred by BARD shall be paid by POSSIS.

     6.02      In the event suit is filed against BARD or any

AFFILIATE  of BARD by a third party alleging that the manufacture,

use or sale of any PRODUCT, alone and not based upon its

combination with any other article, infringes the proprietary rights of such third party, BARD shall promptly notify POSSIS and shall include in its notice all facts in BARD's possession relating to the same.  In the said event, POSSIS hereby agrees to defend

(utilizing counsel reasonably acceptable to BARD), indemnify, save and hold BARD harmless from and against all costs, liabilities and

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expenses incident to any such suit.  It is expressly agreed that

BARD shall not settle or compromise any such suit without the express prior written consent of POSSIS, which consent shall not be unreasonably withheld.

VII. TERMS OF PURCHASE AND SALE

     7.01      POSSIS and BARD hereby agree that all sales and

purchases of PRODUCTS shall be initiated pursuant to BARD's

purchase order for the same placed with POSSIS, or BARD's revised form of purchase order if agreed to by the parties.  The current form of BARD's purchase order ("CURRENT PURCHASE ORDER") is set forth in Schedule C, which is attached hereto and incorporated by reference herein.  All such sales and purchases shall be governed by the terms and provisions of this Agreement and, with respect to any particular order, the terms and provisions set fort in BARD

CURRENT PURCHASE ORDER covering the same.  If any provision

contained in any BARD CURRENT PURCHASE ORDER conflicts with any term in this Agreement the inconsistent term of such purchase order shall be void.  If any provision contained in any POSSIS

acknowledgment conflicts with any term of this Agreement or

conflicts with any term of any BARD CURRENT PURCHASE ORDER, which is not inconsistent with the terms of this Agreement, such

acknowledgment shall be void unless it is executed by an Officer of

BARD.

     7.02      POSSIS and BARD hereby agree that the selling price

of POSSIS to BARD for PRODUCTS, F.O.B. POSSIS' manufacturing facility, shall be set forth in Schedule D.

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     7.03      Subject to the provisions of Articles VII and X,

during the term of this Agreement BARD agrees to purchase from

POSSIS, and POSSIS agrees to sell to BARD, BARD's entire

requirements of PRODUCTS.

     7.04      Upon the execution of this Agreement, BARD shall

provide POSSIS with a non-binding twelve- (12) month forecast of its orders for PRODUCTS for the first year of this Agreement.  BARD shall update and revise said non-binding twelve- (12) month

forecast at least once every three (3) months by adding three (3)

months to each then-remaining nine (9) months of the existing forecast, and shall use reasonable efforts to notify POSSIS of updates and revisions sooner, if reasonably possible, so as to have in effect at the end of each three (3) month period under this

Agreement a current updated and revised twelve (12) month forecast.

     Sixty (60) days prior to anticipated COMMERCIALIZATION in any country, as reasonably predicted by POSSIS, pursuant to notice to

BARD, BARD shall issue to POSSIS its initial firm and binding purchase order and delivery schedule specifying the quantities of

PRODUCTS to be delivered during the first six (6) full months of commercial sales under this Agreement.  Said purchase order shall not require delivery of the first PRODUCT intended for

COMMERCIALIZATION in any country in less than ten (10) weeks.

     After the initial order, on a quarterly basis, BARD shall

issue to POSSIS a final and binding purchase order and schedule specifying the quantities of PRODUCT ordered and to be delivered during the next six (6) month period, so as to have in effect at

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the end of each three (3) month period under this Agreement a current updated and revised binding six (6) month purchase order.

     Notwithstanding the foregoing, during any calendar month of this Agreement, BARD shall have the right to increase or decrease its delivery requirements in the fourth, fifth or sixth months of the current six (6) month binding purchase order, respectively,

following the then-current month by up to twenty (20%) percent per month.  No purchase order shall exceed one hundred and five (105%)

percent of the current, updated and revised forecast on a month-by-

month basis, subject only to the right to increase an existing order by twenty (20%) percent as provided herein.

     7.05      POSSIS shall invoice BARD, at the applicable selling

price, for all PRODUCTS ordered by BARD at the time of shipment by

POSSIS and shall include in its invoice any freight, insurance,

taxes or duties actually paid by POSSIS incident to such shipment.

BARD agrees to pay all such invoices within thirty (30) days of the invoice date.

     7.06      Unless a BARD purchase order provides for a longer

period, POSSIS shall deliver all PRODUCTS covered by any BARD purchase order placed with it within two (2) weeks of the date specified for delivery in such order, except that, with respect to the initial BARD purchase order, POSSIS, in addition, shall have a minimum of ten (10) weeks from POSSIS' receipt from BARD of the final approved artwork for the PRODUCTS to make its initial

delivery.
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     7.07      BARD agrees to purchase the following minimum

quantities of PRODUCTS:





	       "Confidential material omitted and filed seperately with
		the Securities and Exchange Commission"














     7.08      Notwithstanding the provisions of 7.07 (a) hereof,

in the event BARD's actual purchases exceed the minimum purchase requirement in any year, the excess purchase amount, in units,

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

shall be applied to and fulfill a like amount of BARD's minimum purchase requirement, in units, in the next succeeding year.

     7.09      Notwithstanding the provisions of 7.07 (a), hereof,

in the event POSSIS' ability to supply as required hereunder is delayed or prevented by virtue of force majeure as described in

Section 14.04  hereof, the parties hereby agree that the minimum purchase requirements set forth in Section 7.07 (a) above shall be reduced proportionately, unless BARD exercises its rights under

Article X.  Similarly, in the event of a market withdrawal, or voluntary or involuntary recall pursuant to action of FDA,in addition to the provisions of Article XIII and subject to the provisions of Article X, the minimum purchase requirements shall be abated during the period of such action and reduced

proportionately.

     7.10      In the event BARD fails to purchase the required

minimums for any year during the term hereof, POSSIS, at its option, shall have the right to terminate this Agreement pursuant to the notice and cure provisions of Section 12.04.  In such event,

said termination shall constitute POSSIS' sole and exclusive remedy, notwithstanding the provisions of Section 12.04 and BARD's continuing liability for the minimum quantity purchase deficiency for said year.

VIII.  MANUFACTURE OF PRODUCTS

     8.01      POSSIS hereby warrants to BARD that each of the

PRODUCTS sold hereunder shall be manufactured by POSSIS  in strict accordance with and shall, at the time of delivery to BARD or an

AFFILIATE of BARD, conform to the SPECIFICATIONS in all material respects, as may be amended pursuant to Section 8.03 hereof.

Further, POSSIS hereby warrants to BARD that all PRODUCTS

manufactured by POSSIS and sold to BARD or an AFFILIATE of BARD shall be free from defects in materials and workmanship.  BARD shall give or shall cause an AFFILIATE of BARD to give POSSIS written notice of any claims under the last mentioned warranties promptly after BARD or any AFFILIATE of BARD becomes aware of the same and shall reasonably assist POSSIS in any investigations that it may desire to conduct in connection therewith.  In the event of a breach of any warranty above set forth in this Subparagraph,

POSSIS, at its option, shall:  (i)  within thirty (30) days of its receipt from BARD or an AFFILIATE of BARD of a return of PRODUCT(S)

on which any such warranty was breached, issue a credit memorandum to BARD or the ordering AFFILIATE of BARD for the applicable

PRODUCT(S)' purchase price plus freight and insurance for return that BARD or the ordering AFFILIATE of BARD may have reasonably incurred in connection with such returns, or (ii) within thirty

(30) days of its receipt from BARD or an AFFILIATE of BARD of a return of PRODUCT(S) on which any such warranty was breached,

replace such PRODUCT(S)  and issue a credit memorandum to BARD  or the ordering AFFILIATE of BARD for insurance and freight charges actually incurred by BARD or such BARD AFFILIATE relative to the return of such PRODUCT(S) TO POSSIS.  Notwithstanding the

foregoing, in the event this Agreement has terminated at the time of POSSIS' receipt of a return pursuant to this section, POSSIS

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shall, in lieu of its options stated above, remit an amount to

BARD, within thirty (30) days of its receipt of the return, which amount shall be equal to the amount of the credit memorandum which

POSSIS would otherwise be required to issue pursuant to subsection

(i) of this Subparagraph.  The warranties contained in this

Paragraph do not include, nor does POSSIS assume responsibility for:  defects or damage caused by misuse, abuse, alterations,

failure to properly maintain any PRODUCT, negligence or intentional acts attributable to BARD or any AFFILIATE of BARD.

     8.02      POSSIS, at its sole cost and expense, shall provide

BARD with such technical and marketing related materials,

assistance and advice respecting the PRODUCTS as BARD or any

AFFILIATE of BARD may reasonably request.  Such assistance will include making available on a reasonable basis the services of

POSSIS personnel knowledgeable as to the technical and marketing subject matter for purposes of initial training and education of

BARD personnel, provided that BARD shall pay all reasonable and actual travel expenses of such personnel as approved in advance by

BARD and supported by documentation in such form as BARD may request.

     8.03      If POSSIS finds it necessary or desirable to change

the SPECIFICATIONS, it may do so, at its own cost or savings,

provided POSSIS gives BARD at least ninety (90) days notice of such intent to change the SPECIFICATIONS and BARD gives POSSIS its consent to such change, which consent shall not be unreasonably delayed or withheld.  POSSIS agrees to obtain any required

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approvals referred to in Article V and as required by the Act,

subject to the obligations imposed on BARD pursuant to Section 2.03 herein.  If BARD similarly finds it necessary or desirable to change any SPECIFICATIONS, except for IMPROVEMENTS described in

Section 2.03 herein, it shall so notify POSSIS and POSSIS, subject to the ability of BARD and AFFILIATES of BARD to obtain any

required approvals relative thereto referred to in Article V and further subject to the ability of POSSIS to manufacture in

accordance with such changed SPECIFICATIONS, will affect such change, provided BARD shall reimburse POSSIS for its reasonable expenses incurred with respect to such change.

     8.04      POSSIS also warrants to BARD that each of the

PRODUCTS sold to BARD hereunder will not, at the time of delivery to BARD, be adulterated or misbranded within the meaning of the ACT or within the meaning of any jurisdiction in which the definitions of misbranding and adulteration are substantially the same as in the ACT, nor will any PRODUCT at the time of delivery to BARD be an article that may not, under the ACT, be introduced into interstate commerce.

     8.05      Labeling - BARD will supply POSSIS with camera-ready

artwork for labeling the packaging of the PRODUCTS.  POSSIS hereby grants BARD an exclusive license to use of the Perma-Seal

trademark during the term of this Agreement.  PRODUCT labeling shall also include the notation, "Manufactured by POSSIS Medical

Inc."  BARD shall provide POSSIS with representative samples of all labeling (other than DFU's), literature and advertising it intends to use and when using the Perma-Seal trademark under this

Agreement shall substantially comply with all laws pertaining to trademarks in force at such time,including, without limitation,

compliance with marking requirements.

IX.  INDEMNIFICATION/INSURANCE

     9.01      POSSIS and BARD hereby agree to indemnify, save and

hold each other harmless from and against all suits, actions,

claims, demands, judgments and expenses (including court costs and reasonable attorneys fees) which arise or result from their

respective misrepresentation of any representation contained in this Agreement, or default in the observance or performance of any term or provision hereof.

     9.02      POSSIS hereby agrees to indemnify, save and hold

BARD and its AFFILIATES harmless from and against all suits,

actions, claims, demands, judgments, liabilities and expenses which arise or result from alleged injury (including death) incident to the use of any of the PRODUCTS manufactured by POSSIS.  As a condition precedent to POSSIS' obligations under this Article IX,

the party charged in such suit shall promptly notify POSSIS and shall not settle same without POSSIS prior to written approval.  It is expressly agreed that POSSIS shall have the duty to defend any action referred to in this Paragraph 9.02 utilizing counsel

reasonably acceptable to the party charged and shall have the right to settle same on such terms as it deems appropriate.  It is also agreed that the party charged shall have the right at its own expense to participate in any such action utilizing counsel selected by it. Notwithstanding the above,it is understood and agreed that in the event a final, nonappealable determination is made by a court in a proceeding subject to the provisions of this

Section 9.02, that BARD  or an AFFILIATE of BARD is responsible through its acts or omissions, for an injury or other damage arising from the use of the PRODUCTS, then BARD shall indemnify,

save and hold POSSIS harmless from and against all claims, demands,

judgments, liabilities and expenses (including attorney fees)

arising from said determination, but only to the extent of BARD's fault as determined in such action.  As a condition precedent to

BARD's obligations hereunder, POSSIS shall bear the burden of defending against any such suit or action subject to the provisions of this Section 9.02, and shall pay all related attorney fees,

until said final determination of BARD's responsibility is made.

     9.03      POSSIS hereby covenants to obtain prior to

COMMERCIALIZATION of PRODUCTS, and further covenants to maintain,

during the term of this Agreement, a comprehensive general

liability insurance policy, with products liability endorsement,

for the PRODUCTS, which policy shall be a minimum amount of

$2,000,000 combined single limit per occurrence.  Said policy shall either name BARD and its AFFILIATES, as their interests may appear,

as additional insureds or shall provide like coverage under a broad form vendor's endorsement.  Such policy shall also provide broad form contractual liability coverage with respect to POSSIS'

indemnification obligations under Section 9.01.  Additionally, said policy shall provide for not less than thirty (30) days prior written notice to BARD in the event of any change in coverage or policy cancellation.  POSSIS hereby covenants to deliver to BARD a certificate evidencing such coverage within sixty (60) days prior to COMMERCIALIZATION of PRODUCTS.

X.   LICENSE

     10.01          POSSIS hereby acknowledges that a reliable and

continuous source of supply of PRODUCTS to BARD is a fundamental prerequisite to BARD's successful distribution and marketing efforts.  Therefore, as a material inducement to the execution of this Agreement by BARD, POSSIS hereby grants BARD a current license to manufacture, have manufactured, use and sell PRODUCTS.  BARD agrees, however, to withhold the exercise of its rights thereunder until the happening of any one or more of the following events:

     (i)  in the event POSSIS becomes insolvent, makes a

     general assignment for the benefit of its creditors,

     files or has filed against it a petition in bankruptcy

     which is not dismissed before POSSIS is declared a

     bankrupt or files a petition in any state or federal

     proceeding seeking relief from its creditors, or (ii) in

     the event POSSIS fails on two (2) successive occasions,

     to deliver to BARD within thirty (30) days of the

     required delivery dates established pursuant to the

     provisions of Paragraph 7.04 hereof, all quantities of

     PRODUCTS for which BARD issued purchase orders, that are

     within the forecast, and does not cure such failure

     within the thirty (30) day notice period pursuant to

     Section 12.04 hereof, or (iii) in the event POSSIS in two

     (2) consecutive months, delivers to BARD a quantity of

     PRODUCTS, ten (10%) percent or more of which do not

     conform to the SPECIFICATIONS in material respects,

     provided BARD provides prompt notice of such

     nonconformity on a monthly basis, or (iv) in the event

     POSSIS materially defaults in the observance or

     performance of any term or provision on its part to be

     observed or performed hereunder or has made a material

     misrepresentation hereunder except as described in

     subparagraph (ii) and (iii) of this Paragraph 10.01, or

     breached any warranty contained herein and such breach or

     default is not cured within thirty (30) days of POSSIS'

     receipt of notice thereof from BARD pursuant to Section

     12.04 hereof, or (v) in the event POSSIS is delayed or

     prevented from fulfilling its supply obligations under

     this Agreement for a period in excess of sixty (60) days

     by reason of force majeure or causes beyond its

     reasonable control, including but not limited to those

     causes enumerated in Section 14.04.

     10.02          In the event BARD elects to utilize the license

granted under Section 10.01, it shall notify POSSIS in writing.  In such event, POSSIS covenants to furnish to BARD, without charge,

within thirty (30) days of POSSIS' receipt of BARD's notice, all technical information, data, know-how, tooling, molds and such other materials or information in its possession as may be necessary in order for BARD to manufacture or have manufactured the

PRODUCTS.  Also in such event, during the period of BARD's

manufacturing, BARD's obligation to purchase its requirements of

PRODUCTS shall be void and, notwithstanding anything to the

contrary contained in this Agreement, BARD shall have the right,

upon notice to POSSIS to immediately terminate any outstanding purchase order(s) issued pursuant to this Agreement.

     10.03     Notwithstanding any provision of this Article to the

contrary, in the event that BARD elects to exercise its right to manufacture pursuant to subparagraphs (ii), (iii) or (v) of Section

10.01 hereof, such right to manufacture shall continue for an agreed-upon period of time ("ALTERNATIVE MANUFACTURING PERIOD"),

but for at least until POSSIS shall notify BARD and provide

reasonable proof that it has sufficient capabilities to meet BARD's actual requirements, to conform the PRODUCTS to the SPECIFICATIONS as described in said subparagraph (iii), or that the force majeure causes beyond its reasonable control no longer prevent POSSIS from fulfilling its supply obligations.

     In the event BARD is required to exercise its right to

manufacture and does so manufacture hereunder on more than one occasion and during a second or subsequent ALTERNATIVE

MANUFACTURING PERIOD, POSSIS gives to BARD its notice and proof of sufficient capabilities, POSSIS' right to be restored to its position as manufacturer of PRODUCTS shall be conditioned upon

POSSIS' payment of BARD'S reasonable costs for manufacturing start-

up, tooling-up and all reasonable costs related to the transfer of manufacturing back to POSSIS.

     10.04     In the event BARD exercises its right to manufacture

pursuant to Article X, BARD shall pay POSSIS a royalty of ten (10%)

percent on all PRODUCTS manufactured and sold by BARD.

XI.  RESTRICTED INFORMATION

     11.01     The parties hereby expressly agree that all

RESTRICTED INFORMATION made available by one party to the other,

pursuant to the terms of this Agreement, and including the terms and provisions of this Agreement, shall be held in strict

confidence by the receiving party during the term of this Agreement and shall be utilized by the receiving party solely in furtherance of the objectives of this Agreement.

     11.02     Upon the expiration or termination of this

Agreement, each party shall promptly return to the other all

RESTRICTED INFORMATION disclosed to it hereunder, including all copies thereof, provided, however, each party shall have the right to retain one (1) copy of all such RESTRICTED INFORMATION for archival purposes in the event any dispute should arise between the parties with respect to the same.

XII. TERM/TERMINATION

     12.01     Except as otherwise provided herein, this Agreement

shall commence on the EFFECTIVE DATE and shall continue thereafter as to the PRODUCTS for a period of ten (10) years.  In the event of termination of this Agreement, the parties' rights and obligations that, by their nature, would continue beyond the termination of this Agreement shall survive termination.

     12.02     BARD shall have a right to renew this Agreement for

an additional term of seven (7) years or the remaining term of any of the patents listed under PROPRIETARY RIGHTS, upon one (1) year's written notice to POSSIS.  The terms and provisions during such renewal shall be as set forth in this Agreement.  BARD's right to renew shall be subject to the following conditions:

     (a)  Units of PRODUCTS purchased during the five (5) year

     period preceding the effective date of such renewal must

     be at least 120% percent of the minimum quantity set

     forth in Section 7.07 (a) hereof for those years, or

     (b) if actual units purchased are less than said 120%,

     POSSIS approval to renew the Agreement shall be required.

     (c)  The right to renew granted herein may be exercised

     only during the ninth year of the initial term of this

     Agreement.

     12.03     BARD shall have the right to terminate this

Agreement at any time upon providing POSSIS with one (1) year's written notice of its intention to terminate this Agreement.

     12.04     In the event of a material breach or default by

either of the parties hereto of any term or provision of this

Agreement on their respective parts to be observed or performed,

the party who is not in breach or default shall have the right to give the other party notice thereof, whereupon the party receiving such notice shall have thirty (30) days to cure or cause the cure of such breach or default, or if the same cannot reasonably be cured within such thirty (30) days, the party receiving such notice shall, within said period, commence or have caused the commencement of such cure and thereafter continue to diligently prosecute the cure of the same.  If such breach or default is so cured, this

Agreement shall remain in full force and effect.  If such breach or default is not so cured, this Agreement shall immediately terminate upon notice of termination given to the party which failed to so cure such breach or default.

XIII.  RECALL

     13.01     If BARD or POSSIS are required by competent

governmental authority to recall any of the PRODUCTS or they initiate in their reasonable business judgment a voluntary recall of any PRODUCT (and neither POSSIS or BARD will unreasonably withhold its consent to a voluntary recall proposed by the other party):

     (a) to the extent that the cause of such recall is one

     for which POSSIS is or would be required to indemnify

     BARD under the terms of this Agreement, POSSIS shall

     indemnify BARD from all direct costs incurred by BARD

     incident to such recall; and

     (b) to the extent that the cause of such recall is one

     for which BARD is or would be required to indemnify

     POSSIS under the terms of this Agreement, BARD shall

     indemnify POSSIS from all direct costs incurred by POSSIS

     to such recall.

Such costs shall include, without limitation, handling costs and refund of the original purchase price for recalled units of

PRODUCTS.

XIV. MISCELLANEOUS

     14.01     All notices required or permitted to be given under

this Agreement shall be in writing and shall be deemed effective and given when delivered in person or sent by certified or

registered mail, postage and certification prepaid, return receipt requested, addressed to the party to be notified at its address first above written or to such changed address as the party may direct by notice given in the aforementioned manner.  In the case of notices to BARD, the same shall be directed to the attention of

BARD's President with a copy to the attention:  General Counsel,

C.R. Bard, Inc., 730 Central Avenue, Murray Hill, NJ 07974.  In

case of notices to POSSIS, the same shall be directed to the attention of POSSIS' President, at the address first set forth above.

     14.02     This Agreement may not be assigned by either of the

parties hereto without the express prior written consent of the non-assigning party, provided however, that BARD or POSSIS may assign this Agreement, upon notice to but without the consent of the other party, to any AFFILIATE or any person or entity which purchases substantially all of the stock or assets of said party,

provided that such person or entity is reasonably capable of performing all of the obligations of said party under this

Agreement and said party guarantees the performance of such

obligation.

     14.03     This Agreement shall be binding upon and enure to

the benefit of the respective successors of the parties and their permitted assigns.

     14.04     Notwithstanding anything to the contrary contained

in this Agreement, other than the provisions of Section 10.02 hereof, which shall supersede this section, in the event either party is delayed or prevented from fulfilling any of their

respective obligations under this Agreement for any reason beyond its reasonable control, including but not limited to, acts of God,

fire, strike, flood, riot, war, delay of transportation, then such party shall not be liable under this Agreement for any such delay or failure.

     14.05     None of the provisions of this Agreement shall be

deemed to have been modified, amended or waived by an act or acquiescence on the part of either party, its agents or employees,

except by an instrument in writing signed by an authorized officer of the waiving party or by officers of both parties in case of an amendment or modification.  No waiver by either party of any breach or default under this Agreement by the other party shall be

effective as to any other breach or default of the same or any other provisions of this Agreement.

     14.06     In the event any term or provision of this Agreement

is held, by a court of competent jurisdiction from which there is no appeal, to be invalid, illegal or contrary to public policy,

this Agreement shall be construed as though such term or provision did not appear herein and the remaining provisions of this

Agreement shall continue in full force and effect.

     14.07     The Article headings of this Agreement are intended

for convenience of reference only and shall not define or limit the provisions of this Agreement.

     14.08     This Agreement shall be governed and construed in

all respects in accordance with the internal laws of the

Commonwealth of Massachusetts.

     14.09     The parties shall exercise good faith and reasonable

efforts in assisting one another, advancing the COMMERCIALIZATION of PRODUCTS and solidifying and strengthening their positive working relationship during the term of this Agreement.

     14.10     If any legal action, arbitration, or other

proceeding is brought for enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation

connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable legal expenses, including attorneys' fees, incurred in connection with that action, arbitration or proceeding, in addition to any other relief to which such party may be entitled.

     14.11     This Agreement, the Schedules hereto, and CURRENT

PURCHASE ORDER issued by BARD pursuant to the terms of this

Agreement constitute the entire Agreement and understanding between the parties with respect to the subject matter hereof and supersede any and all prior negotiations and understandings between the parties hereto, oral or written, with respect to the subject matter hereof.

     14.12     Neither POSSIS nor BARD shall issue any press

release, public announcement or information with respect to this

Agreement without the express prior approval of the other party.

The party asked to rview any announcement agrees to do so with reasonable diligence and not to unreasonably withhold such

approval.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized officers.




BARD VASCULAR SYSTEMS DIVISION,         POSSIS MEDICAL INC.
C.R. BARD, INC.


BY: /s/ Peter F. Murphy                 BY: /s/ Robert G. Dutcher
    Peter F. Murphy                         Robert G. Dutcher
    President                               President

		    SCHEDULE A TO SECTION 1.02 AND 1.11 OF
		    SUPPLY AND DISTRIBUTION AGREEMENT




		    "Confidential material omitted and filed
		     separately with the Securities and Exchange
		     Commission."




















				     (1)

		    "Confidential material omitted and filed
		     separately with the Securities and Exchange
		     Commission."








































				     (2)

II. POSSIS PERMA-SEAL II DIALYSIS GRAFT




		    "Confidential material omitted and filed
		     separately with the Securities and Exchange
		     Commission."







































				    (3)

		    "Confidential material omitted and filed
		     separately with the Securities and Exchange
		     Commission."






































				      (4)

		    "Confidential material omitted and filed
		     separately with the Securities and Exchange
		     Commission."






































				      (5)

			     SCHEDULE B
			 POSSIS MEDICAL, INC.
			    DISTRIBUTORS


    1. The Netherlands, Belgium & Luxembourg
       TD Medical b.v.
       Dillenburgstraat 11a
       5652 am Eidnhoven
       THE NETHERLANDS

    2. Germany & Switzerland
       LAmed Vertiriebs GmbH
       Ludwig-Thoma-Strasse 2
       D-82041, Deisenhofen
       GERMANY

    3. Norway & Denmark
       Medi-Stem AS
       Sandaker VN110
       0483 Oslo
       NORWAY

    4. Italy
       N.G.i.C.srl. Medical Equipment
       Centro Direzionale Milano Oltre
       C200090 Segrate - Via Cassanese, 224
       Milano
       ITALY

    5. SPAIN
       PRIM, S.A.
       Avda. del Llano Castellano, 43
       28034 Madrid
       SPAIN

    6. Greece
       Omikron Medical SA
       29, Tagmatarchou
       Plessa & Sokratous Str.
       176 74 Kallithea
       GREECE

			       SCHEDULE C


      COPY OF A STANDARD C.R. BARD, INC. PURCHASE ORDER

			       SCHEDULE D

			     TRANSFER PRICE



		    "Confidential material omitted and filed
		     separately with the Securities and Exchange
		     Commission."

		    "Confidential material omitted and filed
		     separately with the Securities and Exchange
		     Commission."